Exhibit 8.1

[SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS) LETTERHEAD]

December 19, 2003

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, IN 46285

          Re: Registration Statement on Form S-4

Ladies and Gentlemen:

      We have acted as special tax counsel to Eli Lilly and Company, an Indiana corporation (“Lilly”), in connection with the preparation of a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on December 19, 2003, as amended (the “Registration Statement”), with respect to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of November 21, 2003, by and among Lilly, Genesis Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Lilly (“Merger Sub”), and Applied Molecular Evolution, Inc., a Delaware corporation (“AME”). All capitalized terms used herein, but not defined herein, shall have the meanings ascribed to them in the Merger Agreement.

      In rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement, and (iii) such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. We have assumed that the Merger will be consummated in accordance with the Merger Agreement, Registration Statement and such other documents, certificates and records and that statements as to factual matters contained in the Registration Statement are true, correct and complete and will continue to be true, correct and complete through the Effective Time.

      For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. We have assumed that the Merger Agreement and such other documents, certificates, and records are duly authorized, valid, and enforceable. We have also assumed that the Merger will qualify as a statutory merger under the laws of the State of Delaware.

      In rendering our opinion, we have relied upon statements and representations of officers and other representatives of Lilly, Merger Sub, and AME, and we have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief. In addition, our opinion is subject to the qualifications, conditions, and assumptions in the discussion set forth under the heading “The Merger – Material United States Federal Income Tax Consequences” in the Registration Statement.

      In rendering our opinion, we have assumed that (i) the Merger will be consummated in accordance with the terms of the Merger Agreement and as described in the Registration Statement and that none of the terms or conditions contained therein have been or will be waived in any respect prior to the Effective Time, (ii) the Merger Agreement, the Registration Statement and such other documents and records as we have considered accurately reflect all the material facts relating to the Merger, (iii) the Registration Statement accurately describes the business operations and the anticipated future operations of AME, and (iv) we will be asked to redeliver this opinion prior to the Effective Time based on the facts, conditions and circumstances existing at that time. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants, representations and warranties provided or made by Lilly, Merger Sub and AME. Any change or inaccuracy of such facts (including those events occurring after the Effective Time) could affect the conclusions stated herein.

      Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court. This opinion may not apply to AME common stock acquired pursuant to the exercise of an employee stock option or otherwise as compensation.

      Based solely on and subject to the foregoing, we are of the opinion that under current United States federal income tax law,

     (i) the Merger will qualify as a “reorganization” within the meaning of section 368(a) of the Code, and

     (ii) although the discussion set forth in the Registration Statement under the heading “The Merger – Material United States Federal Income Tax Consequences” does not purport to summarize all possible United States federal income tax consequences applicable to the Merger, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences generally applicable to a shareholder of Company common stock who participates in the Merger.

      Except as set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of subsequent changes relating to matters considered herein or of any subsequent changes in applicable law.

      We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the use of our name under the headings “The Merger – Material United States Federal Income Tax Consequences” and “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom (Illinois)

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